Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports Third Quarter 2021 Financial Results

-- Longeveron to hold conference call today at 8:30 AM EDT

Miami, Florida - November 12th, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today provided a business update regarding the status of the Company’s various clinical research programs and reported its financial results for the quarter ended September 30, 2021.

“In the third quarter of 2021, we continued executing across our pipeline”, said Geoff Green, CEO of Longeveron. “With a growing base of encouraging clinical data, we continue to make excellent progress in advancing our lead candidate, Lomecel-B, into next phase trials. In addition to the ongoing Phase 1 and 2 trials in flu and covid-related Acute Respiratory Distress Syndrome (ARDS), and Hypoplastic Left Heart Syndrome (HLHS), we anticipate initiating our Phase 2 Alzheimer’s disease and Japanese Phase 2 Aging Frailty studies by year end, or in the first quarter of 2022.”

Business Update:

Lomecel-B Clinical Research Developments:

Hypoplastic Left Heart Syndrome:

●	In July, Longeveron announced initiation of enrollment for the Phase 2 randomized, double-blind, controlled clinical trial evaluating Lomecel-B intraventricular injection in infants with HLHS (“ELPIS II” trial). With a target enrollment of 38 infants, the Company anticipates ELPIS II will enroll across several children’s hospitals in major metropolitan centers located throughout the United States. ELPIS II is being funded in part by a grant from the National Institute of Health’s National Heart, Lung, and Blood Institute (NHLBI; Grant number 1UG3HL148318).

Aging Frailty:

●	Longeveron previously announced in August the initial results of the Phase 2b U.S Aging Frailty trial. Clinical safety and efficacy data continue to be evaluated, as well as the blood-based biomarker data, as the Company evaluates the next step in this research program. Results from Longeveron’s other Aging Frailty trial, the Phase 1/2 “HERA” study, are anticipated in the first quarter of 2022. The primary objectives of the HERA study are to assess safety and tolerability, and explore the effect of Lomecel-B on the frail immune system and other frailty endpoints, in subjects receiving the influenza vaccine.

●	The planned Japanese Aging Frailty Phase 2 trial is currently on track to initiate in first quarter 2022. This is an investigator-initiated randomized, placebo-controlled, double-blind single infusion study being conducted by our clinical partners at the National Center for Geriatrics & Gerontology (NCGG; Nagoya), and Juntendo University Hospital (Tokyo).

●	In September, we entered into an agreement with Kinesiometrics Inc. (“Kinesiometrics”) to provide a digital data-driven solution for objective real-time measurement of functional capacity and quality of life in Longeveron’s clinical studies.

○	Subject data is accessible to Longeveron and recipients of Lomecel-B via an application downloadable on the subjects’ mobile phones. Kinesiometrics may provide a patented Software-as-a-Solution (SaaS), mobile-phone based platform that can collect not only years of historical data regarding a subject’s activity levels via steps, distance walked, flights climbed and energy expenditure, but also real-time response information for comparison of activity level changes pre- and post-Lomecel-B infusion. This data may be used to understand and gauge outcomes of treatment regimens.

Alzheimer’s Disease:

●	Longeveron presented data from the Phase 1 Alzheimer’s disease clinical data as a poster presentation at the 2021 Annual Alzheimer’s Association International Conference (AAIC) Annual Meeting in July. We anticipate initiation of a Phase 2 study in Alzheimer’s disease subjects by first quarter 2022.

Acute Respiratory Distress Syndrome Due to COVID 19 Infection:

●	The Phase 1 trial continues to screen subjects at three participating centers in the U.S. We expect enrollment to continue into 2022.

Financial Results for Third Quarter Ended September 30, 2021

Revenue: Revenue in the third quarter 2021 was $0.2 million compared to $1.8 million in the same period in 2020. The difference was largely due to a decrease in grant revenue, as follows:

●	Clinical trial revenue, which derives from the Company’s Bahamas Registry Trial, was $0.2 million in the third quarter of 2021 compared to less than $0.1 million in the same period in 2020, an increase of $0.2 million, or 100%. COVID-19-related travel concerns continues to negatively impact clinical trial revenue generally.

●	Third quarter 2021 grant revenue was less than $0.1 million compared to $1.8 million in the same period in 2020, a decrease of $1.7 million, or 96%. The reduction in grant revenue is due to the completion of several grant-funded clinical trials and corresponding completion of the grant.

R&D Expenses: Research and development expenses in the third quarter of 2021 were $2.0 million compared to $0.6 million for the same period in 2020. The increase of $1.4 million, or 250%, was primarily due to an increase in research and development expenses that were not reimbursable by grants, related to the completion of clinical trials; as well as $0.9 million of equity-based compensation expense recorded for Restricted Stock Units (“RSUs”) and stock options granted during the quarter.

G&A Expenses: General and administrative expenses in the third quarter of 2021 were $3.0 million compared to $0.7 million for the same period in 2020. The increase of approximately $2.3 million, or 327%, was primarily related to an increase in compensation, insurance and professional expenses incurred during the current period; including $1.6 million of equity-based compensation expense recorded during the quarter.

Net Loss: Net loss was $4.9 million in the third quarter 2021 compared to $0.9 million for the same period in 2020.

Per Share: Net loss per share was $0.25 in the third quarter 2021 compared to $0.06 for the same period in 2020.

Cash and Short Term Investments: Cash and short term investments was $19.0 million compared to $1.4 million as of September 30, 2021 and 2020, respectively. The increase in cash period over period was the result of the completion of the Company’s initial public offering in February of 2021.

Financial Outlook

Based on the Company’s current operating plan and financial resources, we believe that our existing cash on hand will be sufficient to cover expenses and capital requirements through at least the fourth quarter of 2022.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s third quarter 2021 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 1-844-200-6205 for U.S. callers; 1-646-904-5544 for local callers; or +1 929-526-1599 for international callers and using entry code 397367. An audio replay of the call will be available through November 18, 2021.

A webcast of the call may be accessed from the “Events & Presentations“ page on the Longeveron website at https://investors.longeveron.com/events-and-presentations/default.aspxby selecting today’s date from the “Upcoming Events” calendar followed by the “Webcast“ link that appears beneath. The recorded webcast will remain accessible for one year through November 12, 2022.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2021. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com

Source: Longeveron Inc
Source: LGVN

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LONGEVERON INC.

SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)
Cash	$9,738	$816
Short-term investments	9,232	-
Property and equipment	3,070	3,597
Intangible assets	2,358	1,547
Other assets	2,752	3,280
Total assets	$27,150	$9,240
Total liabilities	4,817	7,283
Total members’ equity and stockholders’ equity	22,333	1,957
Total liabilities, member’s equity and stockholders’ equity	$27,150	$9,240

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues
Grant revenue	$68	$1,788	$554	$3,602
Clinical trial revenue	164	30	543	792
Contract revenue	-	47	-	55
Total revenues	232	1,865	1,097	4,449
Cost of revenues	68	1,492	576	3,152
Gross profit	164	373	521	1,297

Operating expenses
General and administrative	2,996	702	8,454	2,029
Research and development	2,048	585	5,359	1,523
Selling and marketing	25	44	132	140
Total operating expenses	5,069	1,331	13,945	3,692
Loss from operations	(4,905)	(958)	(13,424)	(2,395)
Other income and (expenses)
Forgiveness of Paycheck Protection Program loan	-	-	300	-
Interest expense	(1)	(4)	(3)	(4)
Other income, net	51	24	151	34
Total other income and (expenses), net	50	20	448	30
Net loss	$(4,855)	$(938)	$(12,976)	$(2,365)
Basic and diluted net loss per share	$(0.25)	$(0.06)	$(0.70)	$(0.15)
Basic and diluted weighted average common shares outstanding	19,115,152	16,040,864	18,543,024	16,017,469

Source: Longeveron Inc.

Source: LGVN